STRUCTURED INVESTMENTS Dual Directional Notes (Uncapped) Uncapped Dual Directional Notes provide investors the opportunity to express a neutral to bullish view on one or more underlying assets by offering uncapped upside participation, with contingent limited downside protection when the notes are held to maturity. The notes also offer some absolute return participation in negative underlier performance. Hypothetical Returns at Maturity Underlier Price Payment at Maturity Uncapped Note Return Return +25% 100% upside participation in underlier performance +25% - 15% 100% absolute return participation in negative underlier performance 10% - 30% Note is redeemed with loss of principal proportionate to the percentage decline in the underlier - 30% *Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts at maturity All payments are subject to the credit risk of the issuer (and the guarantor, if applicable) The example above is based on the hypothetical terms in order to illustrate how Uncapped Dual Directional Notes might work. It does not reflect any actual terms or all of the terms that will be speciJed in the offering documents for an offering, and it does not cover all possible scenarios. See “Selected Risk Considerations” below. Hypothetical Terms Hypothetical Payoff Profile Maturity 3 Years Principal Barrier 75% 1 of initial Absolute Return Threshold 75% of initial Participation Rate 100% Maximum Payment at Maturity Uncapped 2 + – – + Payment at Maturity 0% 0% % Change in Underlier Value Uncapped Dual Directional Note Underlier Absolute Return Threshold In terest None 1 Investors can lose up to 100% of initial investment 2 Applicable only if the Jnal value of the underlier is greater than the initial value of the underlier Free Writing Prospectus Registration Statement Nos. 333 - 221595; 333 - 221595 - 01 Dated September 15, 2020 Filed pursuant to Rule 433

• The amount payable on the Uncapped Dual Directional Notes is not linked to the value of the underlier at any time other than the valuation date(s). • Investing in the Uncapped Dual Directional Notes is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Uncapped Dual Directional Notes. • The Uncapped Dual Directional Notes will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Uncapped Dual Directional Notes . • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. About Uncapped Dual Directional Notes If the underlier increases in value, the investment redeems for the stated principal amount plus a return reflecting the participation rate. The final underlier value is less than or equal to the initial value but greater than the Absolute Return Level, the investment returns 1% positive return for each 1% negative return of the underlier. If the final value of the underlier is less than the Trigger Level, the investment redeems for less than the principal amount by an amount proportionate to the decline in the value of the underlier. Investor Profile Uncapped Dual Directional Notes are for investors who are willing to forgo current income to participate in a market - linked investment that provides rules based outcomes and some downside protection through the Absolute Payment feature. Investors understand that a decline in the underlier below the Trigger Level will result in a loss of a significant portion or all of the investment. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in an Uncapped Dual Directional Notes. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Uncapped Dual Directional Notes. • Uncapped Dual Directional Notes do not pay interest and provide a minimum payment at maturity of only a portion of your principal. • The market price of the Uncapped Dual Directional Notes will be influenced by many unpredictable factors. • Uncapped Dual Directional Notes are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Dual Directional Notes. Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.